EXHIBIT 4.1

PREFERRED STOCK EXCHANGE AGREEMENT

This Preferred Stock Exchange Agreement (this “Agreement”) is dated as of May 29, 2008, by and among Astrata Group Incorporated, a Nevada corporation (the “Company”), Vision Opportunity China Fund Limited and Vision Opportunity Master Fund, Ltd. (collectively, the “Holder”).

Recitals:

WHEREAS, the Holder currently holds an aggregate of 4,500,000 shares of Series A Convertible Preferred Stock of the Company, par value $.0001 per share and stated value $1.00 per share, convertible into shares of the Company’s Common Stock at a conversion price of $0.50 per share (the “Series A Preferred Shares”), 2,142,857 shares of Series B Convertible Preferred Stock of the Company, par value $.0001 per share and stated value $1.40  per share, convertible into shares of the Company’s Common Stock at a conversion price of $0.70 per share (the “Series B Preferred Shares”, and together with the Series A Preferred Shares and Series B Preferred Shares, the “Outstanding Preferred Stock”), issued by the Company to the Holder pursuant to various preferred stock financings of the Company consummated in 2006 and 2007 (the “Preferred Stock Financings”) as set forth on Exhibit A attached hereto.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the financing documents entered into by the parties pursuant to the Preferred Stock Financings.

WHEREAS, subject to the terms and conditions set forth herein, the Company and the Holder desire to exchange the Outstanding Preferred Stock for shares of the Company’s newly issued Series A-2 convertible preferred stock, par value $.0001 per share and stated value $0.25 per share (the “Series A Preferred Stock”) at the exchange ratio set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby agreed and acknowledged, the parties hereto hereby agree as follows:

AGREEMENT:

1.    Exchange of Outstanding Preferred Stock for Series A-2 Preferred Stock

(a)    In consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Holder and the Company agree to the exchange of the Holder’s Outstanding Preferred Stock into newly issued shares of Series A-2 Preferred Stock.  Each Holder shall receive such number of shares of Series A-2 Preferred Stock set forth on Exhibit A attached hereto in exchange for the Outstanding Preferred Stock.

(b)    The closing under this Agreement (the “Closing”) shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY  10036 upon the satisfaction of each of the conditions set forth in Sections 4 and 5 hereof (the “Closing Date”).  At the Closing, the Company shall issue to the Holder the shares of Series A-2 Preferred Stock and the Holder shall deliver to the Company the Outstanding Preferred Stock.

(c)    The designation, rights, preferences and other terms and provisions of the Series A-2 Preferred Stock are set forth in the Certificate of Designation of the Relative Rights and Preferences of the Series A-2 Convertible Preferred Stock attached hereto as Exhibit B (the “Certificate of Designation”).

(d)    The shares of Series A-2 Preferred Stock issuable upon the exchange of the Outstanding Preferred Stock and the shares of Common Stock issuable upon conversion of the Series A-2 Preferred Stock are sometimes collectively referred to herein as the “Securities”.

2.    Representations, Warranties and Covenants of the Holder.  Each Holder hereby makes the following representations and warranties to the Company, and covenants for the benefit of the Company:

(a)    Such Holder is a corporation, limited liability company or partnership duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b)    This Agreement has been duly authorized, validly executed and delivered by such Holder and is a valid and binding agreement and obligation of such Holder enforceable against such Holder in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors’ rights generally, and such Holder has full power and authority to execute and deliver the Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder.

(c)    Such Holder understands that the Securities are being offered and sold to it in reliance on specific provisions of Federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Holder set forth herein for purposes of qualifying for exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws.  Such Holder understands that no United States federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

(d)    Such Holder is an “accredited investor” (as defined in Rule 501 of Regulation D), and such Holder has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities.  Such Holder is not required to be registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended, and such Holder is not a broker-dealer.  Such Holder acknowledges that an investment in the Securities is speculative and involves a high degree of risk.

(e)    Such Holder is acquiring the Securities solely for its own account and not with a view to or for sale in connection with distribution.  Such Holder does not have a present intention to sell any of the Securities, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of any of the Securities to or through any person or entity; provided, however, that by making the representations herein, such Holder does not agree to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with Federal and state securities laws applicable to such disposition.  Such Holder acknowledges that it (i) has such knowledge and experience in financial and business matters such that such Holder is capable of evaluating the merits and risks of such Holder's investment in the Company, (ii) is able to bear the financial risks associated with an investment in the Securities and (iii) has been given full access to such records of the Company and its subsidiaries and to the officers of the Company and the subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation.

(f)    The offer and sale of the Securities is intended to be exempt from registration under the Securities Act, by virtue of Sections 3(a)(9) and 4(2) thereof.  Such Holder understands that the Securities purchased hereunder have not been, and may never be, registered under the Securities Act and that none of the Securities can be sold or transferred unless they are first registered under the Securities Act and such state and other securities laws as may be applicable or the Company receives an opinion of counsel reasonably acceptable to the Company that an exemption from registration under the Securities Act is available (and then the Securities may be sold or transferred only in compliance with such exemption and all applicable state and other securities laws).  Such Holder acknowledges that it is familiar with Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act ("Rule 144"), and that such Holder has been advised that Rule 144 permits resales only under certain circumstances.  Such Holder understands that to the extent that Rule 144 is not available, such Holder will be unable to sell any Securities without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(g)    Such Holder has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with any of the transactions contemplated by this Agreement.

(h)    Such Holder acknowledges that the Securities were not offered to such Holder by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Holder was invited by any of the foregoing means of communications.  Such Holder, in making the decision to purchase the Securities, has relied upon independent investigation made by it and the representations, warranties and agreements set forth in this Agreement and the other transaction documents and has not relied on any information or representations made by third parties.

3.    Representations, Warranties and Covenants of the Company.  The Company represents and warrants to each of the Holder, and covenants for the benefit of each Holder, as follows:

(a)    The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to register or qualify would not have a Material Adverse Effect.  For purposes of this Agreement, “Material Adverse Effect” shall mean any effect on the business, results of operations, prospects, assets or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, taken as a whole and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company from entering into and performing any of its obligations under this Agreement in any material respect.

(b)    The Securities have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Securities shall be validly issued and outstanding, fully paid and nonassessable, free and clear of all liens, encumbrances and rights of refusal of any kind.

(c)    This Agreement has been duly authorized, validly executed and delivered on behalf of the Company and is a valid and binding agreement and obligation of the Company enforceable against the Company in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors’ rights generally, and the Company has full power and authority to execute and deliver the Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder.

(d)    The execution and delivery of the Agreement and the consummation of the transactions contemplated by this Agreement by the Company, will not (i) conflict with or result in a breach of or a default under any of the terms or provisions of, (A) the Company’s articles of incorporation or by-laws, or (B) of any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it or any of its material properties or assets is bound, (ii) result in a violation of any provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, Federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company, or any of its material properties or assets or (iii) result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of the Company or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject except in the case of clauses (i)(B), (ii) or (iii) for any such conflicts, breaches, or defaults or any liens, charges, or encumbrances which would not have a Material Adverse Effect.

(e)    The delivery and issuance of the Securities in accordance with the terms of and in reliance on the accuracy of each Holder’s representations and warranties set forth in this Agreement will be exempt from the registration requirements of the Securities Act.

(f)    No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement or the offer, sale or issuance of the Securities or the consummation of any other transaction contemplated by this Agreement (other than any filings which may be required to be made by the Company with the Secretary of State of Nevada or the Securities and Exchange Commission (the “Commission”) or pursuant to any state or “blue sky” securities laws subsequent to the Closing).

(g)    There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant thereto.  There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company or any subsidiary, or any of their respective properties or assets which, if adversely determined, is reasonably likely to result in a Material Adverse Effect.

(h)    The Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and delivery of the Securities hereunder.  Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Securities, or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person, or has taken or will take any action so as to bring the issuance and sale of any of the Securities under the registration provisions of the Securities Act and applicable state securities laws.  Neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Securities.

(i)    The Company has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders’ structuring fees, financial advisory fees or other similar fees in connection with any of the transactions contemplated by this Agreement.

4.    Conditions Precedent to the Obligation of the Company to Issue the Series A-2 Preferred Stock.  The obligation hereunder of the Company to issue and deliver the Series A-2 Preferred Stock to the Holder is subject to the satisfaction or waiver, at or before the Closing Date, of each of the conditions set forth below.  These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a)    Each Holder shall have executed and delivered this Agreement.

(b)    The Outstanding Preferred Stock shall have been delivered to the Company for cancellation.

(c)    The representations and warranties of each Holder shall be true and correct in all respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all respects as of such date.

(d)    The transactions contemplated by that certain Amendment to Certain Warrants for the Purchase of Shares of Common Stock of the Company (the “Warrant Amendment Agreement”) dated on or about the date hereof shall have been consummated.

(e)    The transactions contemplated by the Warrant Exchange Agreement (the “Warrant Exchange Agreement”) dated on or about the date hereof shall have been consummated.

5.    Conditions Precedent to the Obligation of the Holder to Accept the Series A-2 Preferred Stock. The obligation hereunder of the Holder to accept the Series A-2 Preferred Stock is subject to the satisfaction or waiver, at or before the Closing Date, of each of the conditions set forth below.  These conditions are for each Holder’s sole benefit and may be waived by such Holder at any time in its sole discretion.

(a)    The Company shall have executed and delivered this Agreement.

(b)    Each of the representations and warranties of the Company shall be true and correct in all respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date.

(c)    No statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement at or prior to the Closing Date.

(d)    No action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, shall be pending against or affecting the Company, or any of its properties, which questions the validity of the Agreement or the transactions contemplated thereby or any action taken or to be taken pursuant thereto.  As of the Closing Date, no action, suit, claim or proceeding before or by any court or governmental agency or body, domestic or foreign, shall be pending against or affecting the Company, or any of its properties, which, if adversely determined, is reasonably likely to result in a Material Adverse Effect.

(e)    The certificates representing the shares of Series A-2 Preferred Stock shall have been duly executed and delivered to the Holder.

(f)    The Certificate of Designation shall have been filed with the Nevada Secretary of State.

(g)    The Company shall have delivered on the Closing Date to the Holder (i) a certified copy of the resolutions of the board of directors of the Company authorizing the transactions contemplated by this Agreement and (ii) a certified copy of the Certificate of Designation evidencing its acceptance with the Nevada Secretary of State.

(h)   At the Closing, the Holder shall have received an opinion of counsel to the Company, dated the date of the Closing, in the form of Exhibit C hereto.

(i)    The Company shall have received executed written consents and waivers from its security Holder, if required, consenting to the transactions contemplated by this Agreement and waiving any price protection such security Holder may be entitled as a result of the issuance of the Securities.

(j)    The transactions contemplated by the Warrant Amendment Agreement shall have been consummated.

(k)    The transactions contemplated by the Warrant Exchange Agreement shall have been consummated.

(l)    The Company shall have received the consent of at least 51% of its shareholders entitled to vote to amend the Company’s Articles of Incorporation (the “Charter Amendment”) to increase the number of authorized shares of  the Company’s Common Stock and Preferred Stock to a number sufficient to issue Series C Preferred Stock and Series A-2 Preferred Stock pursuant to this Agreement, the Warrant Exchange Agreement and the Warrant Amendment Agreement and shares of Common Stock upon conversion of the Series C Preferred Stock and Series A-2 Preferred Stock.

(m)    No Material Adverse Effect shall have occurred at or before the Closing Date.

6.    Fees and Expenses.  Each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, provided, however, that the Company shall pay all reasonable attorneys’ fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by the Holder in connection with the preparation, negotiation, execution and delivery of this Agreement and the Certificate of Designation.

7.    Company Indemnification.  The Company hereby agrees to indemnify and hold harmless the Holder and their respective officers, directors, shareholders, employees, agents and attorneys against any and all losses, claims, damages, liabilities and reasonable expenses (collectively “Claims”) incurred by each such person in connection with defending or investigating any such Claims, whether or not resulting in any liability to such person, to which any such indemnified party may become subject, insofar as such Claims arise out of or are based upon any breach of any representation or warranty or agreement made by the Company in this Agreement.

8.    Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect to the rules governing the conflicts of laws.  Each of the parties consents to the exclusive jurisdiction of the Federal courts whose districts encompass any part of the County of New York located in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.  Each party waives its right to a trial by jury.  Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein.  Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

9.    Notices.  All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, or telecopier (provided that any notice sent by telecopier shall be confirmed by other means pursuant to this Section 10), initially to the address set forth below, and thereafter at such other address, notice of which is given in accordance with the provisions of this Section.

(a)          if to the Company:

Astrata Group Incorporated 940 South Coast Drive, Suite 215, Costa Mesa, California 92626 Attention: Chief Executive Officer Tel. No.: (714) 641-1512 Fax No.: (___) ___-____
with a copy to:
Anslow & Jaclin, LLP 195 Route 9 South, Suite 204 Manalapan, New Jersey 07726 Attention: Richard I. Anslow, Esq. Tel. No.: (732) 409-1212 Fax No.: (732) 577-1188

(b)          if to a Holder:

To the applicable address set forth on the signature page hereto with a copy to: Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Attention: Christopher S. Auguste, Esq. Tel No.: (212) 715-9100 Fax No.: (212) 715-8000

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when receipt is acknowledged, if telecopied; or when actually received or refused if sent by other means.

10.   Entire Agreement.  This Agreement, together with the Warrant Amendment Agreement and the Warrant Exchange Agreement, constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous oral or written proposals or agreements relating thereto all of which are merged herein.  This Agreement may not be amended or any provision hereof waived in whole or in part, except by a written amendment signed by both of the parties.

11.   Counterparts.  This Agreement may be executed by facsimile signature and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.

ASTRATA GROUP INCORPORATED

By: /s/ Martin George Euler
Name: Martin George Euler
Title: Chief Executive Officer

HOLDER:

Vision Opportunity Master Fund, Ltd.

By:___________________________________
Name:
Title:

Vision Opportunity Master Fund, Ltd. 20 W 55th St., 5th Floor New York, NY 10019 Tel. No.: (212) 849-8226 Fax No.: (212) 867-1416 Attention: Antti Uusiheimala

HOLDER:

Vision Opportunity China Fund Limited

By:___________________________________
Name:
Title:

c/o Vision Opportunity Master Fund, Ltd. 20 W 55th St., 5th Floor New York, NY 10019 Tel. No.: (212) 849-8226 Fax No.: (212) 867-1416 Attention: Antti Uusiheimala

EXHIBIT A

Holder	Issue Date:	Preferred Stock	Series A-2 Preferred Shares:
Vision Opportunity Master Fund Ltd.	October 13, 2006	4,500,000 shares of Series A Convertible Preferred Stock	900,000 shares of Series A-2 Convertible Preferred Stock
Vision Opportunity Master Fund Ltd.	November 16, 2006	314,286 shares of Series B Convertible Preferred Stock	88,000 shares of Series A-2 Convertible Preferred Stock
Vision Opportunity China Fund Limited	December 19, 2007	1,828,571 shares of Series B Convertible Preferred Stock	512,000 shares of Series A-2 Convertible Preferred Stock
Seth Mankin	December 14, 2006	50,000 shares of Series A Convertible Preferred Stock	10,000 shares of Series A-2 Convertible Preferred Stock
Place Agent Warrant Holders	October 13, 2006	Warrants to purchase 250,000 shares of Series A Convertible Preferred Stock	Warrants to Purchase 50,000 shares of Series A-2 Convertible Preferred Stock

	November 20, 2006	Warrants to purchase 25,000 shares of Series A Convertible Preferred Stock	Warrants to Purchase 5,000 shares of Series A-2 Convertible Preferred Stock

	December 14, 2006	Warrants to purchase 5,000 shares of Series A Convertible Preferred Stock	Warrants to Purchase 1,000 shares of Series A-2 Convertible Preferred Stock

	December 19, 2007	Warrants to purchase 428,572 shares of Series B Convertible Preferred Stock	Warrants to Purchase 120,000 shares of Series A-2 Convertible Preferred Stock

EXHIBIT B

FORM OF CERTIFICATE OF DESIGNATION

EXHIBIT C

FORM OF OPINION

1.    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to own, lease and operate its properties and assets, and to carry on its business as presently conducted.

2.    The Company has the requisite corporate power and authority to enter into and perform its obligations under the Exchange Agreement and to issue the Series A-2 Preferred Stock and the Common Stock issuable upon conversion of the Series A-2 Preferred Stock.  The execution, delivery and performance of each of the transaction documents contemplated by the Exchange Agreement by the Company and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required.

3.    The Series A-2 Preferred Stock has been duly authorized and the shares of Common Stock issuable upon conversion of the Series A-2 Preferred Stock, have been duly authorized and reserved for issuance, and, when delivered upon conversion or against payment in full as provided in the Certificate of Designation, will be validly issued, fully paid and nonassessable.

4.    The offer, issuance and sale of the Series A-2 Preferred Stock and the offer, issuance and sale of the shares of Common Stock issuable upon conversion of the Series A-2 Preferred Stock pursuant to the Exchange Agreement and the Certificate of Designation, are exempt from the registration requirements of the Securities Act.